Exhibit 10.1

COLLABORATION AGREEMENT

executed between

AINGURA IIoT, S.L.

on the one hand

and

IIOT-OXYS, Inc. on the other

March 18, 2020

BETWEEN

Of one hand,

Mr. lmanol Kapanaga, a Spanish national, of legal age, holding Spanish national identity card number XXXXXXXXXXXX and domiciled for these purposes in San Antolin, 3, 20870 - Elgoibar (Gipuzkoa).

And of the other part,

Mr. Clifford L. Emmons, a US national, of legal age, holding valid passport number XXXXXXXXX and domiciled for these purposes in 24 Freedom Trail, Dennis, MA 02638.

ACTING

Mr. lmanol Kapanaga for and on behalf of Aingura IloT, S.L. (hereinafter, "AINGURA" or the "Company"), with registered office in Elgoibar (Gipuzkoa), Barrio San Antolin, 3, holding tax.payer identification number XXXXXXXXXXXX. His representative authority for this act is conferred on him in his capacity of legal representative of the company.

Mr. Clifford L. Emmons for and on behalf of IIOT-OXYS, Inc. (hereinafter, "OXYS"), with registered office in 705 Cambridge Street, Cambridge, MA 02141, a Nevada, USA corporation, EIN #: XXXXXXXXXX. His representative authority for this act is conferred on him in his capacity of legal representative of the company.

For the purposes of this document, AINGURA and OXYS may be referred to jointly as the "Parties" or as the "Party" where reference is made to each one of them separately.

Both Parties, acting as stated above, mutually recognize each other's legal capacity to enter into this agreement and therefore,

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WITNESSETH

I.	Whereas AINGURA is a corporation formed for an indefinite term, having as its corporate purpose the design, manufacture and integration of advanced systems to optimize industrial processes.

II.	Whereas OXYS is a corporation formed for an indefinite term, having as its corporate purpose providing Saas services of IloT and Al & ML Algorithms to monitor infrastructure health and increase productivity of manufacturing operations.

III.	Whereas AINGURA is interested in improving its commercial and distribution network for the promotion of its products and services in the United States of America, and consequently, in cooperating with OXYS.

IV.	Whereas OXYS has its own material, technical and organizational resources which are suitable to exercise its activity in the United States of America, possesses all the authorizations and licences required by the legislation in force and is up to date in its tax and labour obligations. In addition, OXYS is interested in (i) assuming the promotion of acts and transactions in trade for and on behalf of the Company; and, subject to the execution of the relevant individual agreements to be negotiated on a case by case basis between the Parties, (ii) co-performing along with AINGURA the so-contracted common projects, on the terms indicated below.

V.	Now therefore, having reached a full understanding, the Parties, willingly and of their own accord, have agreed to enter into this COLLABORATION AGREEMENT (hereinafter, the "Agreement"), based on the foregoing recitals, subject to the following

CLAUSES

ONE. -           SUBJECT-MATTER OF THE AGREEMENT

1.1	AINGURA hereby appoints and authorizes OXYS to act as the sales network of its services and products (hereinafter, the "Services and Products"), for the price and under the sales conditions indicated by the Company directly or indirectly for each case.

Consequently, OXYS shall promote the sale of the Services and Products for and on behalf of AINGURA. OXYS shall send the Company the purchase queries it receives from potential customers identified on Annex I, for their subsequent study by AINGURA and to AINGURA potentially prepare offers and accept orders, without assuming OXYS the risk involved in such transactions.

For the purposes of this Agreement, "promotion" shall mean those activities aimed at encouraging third parties, customers or future customers, to purchase the Company's Services and Products. These Services and Products, and the Clients vis-a-vis wich they'll be promoted and, if so, performed on an exclusive way, will be added to this Agreement as Annex I.

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1.2	Likewise, OXYS may execute the sales contracts for the Services and Products for and on behalf of AINGURA with its actual customers (Takeda and Gill Engineering), if mutually agreed by both Parties.

In particular, and in order to rule out doubts, " execute" shall mean the conclusion by OXYS, for and on behalf of the Company, of said agreements with third parties, as set forth in Clause Four herein.

1.3	In addition, OXYS shall be authorized to take any steps it deems necessary for the successful outcome of the transactions that it promotes or executes as per Clause 1.2 above.

1.4	Additionally, both Parties agree that, subject to the execution of the relevant individual agreements to be negotiated on a case by case basis between the Parties, they will co perform the so-contracted projects signed by AINGURA, in which OXYS will be sub contractor, according to the allocation of tasks agreed for each project in such individual agreements. For the avoidance of doubt, the agreement to be executed with such project's client shall be executed by AINGURA.

TWO. -           ENTRY INTO FORCE AND TERM OF THE AGREEMENT

2.1	This Agreement shall enter into force on the date of its execution and shall have an initial term of one (1) year from the execution date, and will be subject to the economic conditions established in Clause Four below.

Once said initial period has passed, the Agreement shall be considered automatically extended for successive annual periods, unless either Party notifies the other in writing of its express intention not to renew the Agreement at least TWO (2) months prior to the date of termination of the Agreement.

THREE. -           PROCESSING OF ORDERS AND TRANSACTIONS

3.1	OXYS shall transmit queries regarding potential transactions of customers from Annex I to AINGURA.

AINGURA shall be in charge of preparing, where applicable, the relevant offers for the customer, including meeting with clients, with the collaboration of OXYS.

OXYS shall compile when transferring the query to AINGURA sufficient information regarding: (i) identification of the customer making the query, providing information on the business creditworthiness of the same, (ii) configuration of the Product / Services to be offered, (iii) the intended delivery date, as well as (iv) any specific or individual circumstances that may be necessary to adapt or personalize the Services and Products pursuant to the orders received by OXYS from among the potential adaptation options.

Both Parties will jointly process offers, establish prices, apply discounts or establish payment terms in relation to the Services and Products.

3.2	AINGURA shall serve the Services and Products of the transactions promoted by OXYS directly to the customers.

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FOUR. -           EMUNERATION OF OXYS

4.1	Stage One: Money in Advance

OXYS shall receive, before ten (I 0) calendar days after the signature of the Agreement, an amount of FOURTY SIX THOUSAND AND FIVE HUNDRED US DOLLARS (US$46,500) (hereinafter, the "Money in Advance"), quantity that is now the remaining amount that OXYS will invoice to its actual clients (Gill Engineering and TAKEDA).

Once OXYS receives this money from its actual clients, the amount will be discounted from the remuneration of OXYS described on Clause 4.2. The exact moment will be agreed between both Parties, within the duration of this Agreement.

4.2	Stage Two: Commission

OXYS' remuneration will consist of a commission (hereinafter, the "Commission") for all the sales of the Services and Products made during the term of the Agreement with customers from Annex I within the abovementioned territory.

4.2.1	The Commission to which OXYS will be entitled for each sale concluded as per above will be determined by applying fifteen percent (15%) of the net sale price of the Services and Products sold, that is, the sale price once the taxes, commercial discounts and technical works developed by OXYS on the contract have been deducted.

4.2.2	Payment of the Commission: The Commission shall be payable by the Company to OXYS according to the payment plan executed with the customer and no later than ten (10) calendar days from each payment made by the final customer, by means of a bank transfer to the bank account indicated for this purpose by OXYS.

(i)	The payment shall be subject to any events that may occur during the course of the payment. Consequently, if the final customer does not comply, in whole or in part, with its payment obligations with the Company, the Commission to be received by OXYS shall be reduced in proportion to the amount not paid by the final customer to the Company, the Company undertaking to make its best efforts to obtain effective and full payment by the final customer. For sales of the Services and Product concluded after the termination of the Agreement, OXYS shall be entitled to a Commission if the sale is mainly due to the activity performed by OXYS while the Agreement is in force, provided that such sale is concluded within the one (I) year following the termination of said Agreement.

4.3	Stage Three: Fees

For all the projects to be co-performed by the Parties according to the individual agreements to be executed, as the case may be, during the term of the Agreement, OXYS' remuneration will consist of a payment of a fee (hereinafter, the "Fee") to be agreed on a case by case basis.

4.3.1	AINGURA shall be the Party in charge of receiving the payments of all the aforementioned projects executed under the Agreement.

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4.3.2	The invoicing to the Clients shall be carried out according to the Milestones and amounts of the signed Contracts by AINGURA.

4.3.3	The Fees to be invoiced by OXYS to AINGURA shall be VAT included (if any).

4.3.4	OXYS is intended to Invoice to AINGURA once OXYS has completed their work or milestone(s).

4.3.5	AINGURA shall not be compelled to carry out any payment, and will not accrue any delay interests, unless the work has been accepted by the Client and it has previously received payment from them.

4.3.6	If AINGURA receives an advance from the client at the beginning of the project, OXYS will have the right to collect the proportional part of it, according to its percentage of participation in the execution of the project. This advance will be deducted from subsequent invoices.

4.3.7	AINGURA will provide OXYS with an advance payment at the beginning of each project, with the limit of:

(i)	the amount of the participation of OXYS in the project;

(ii)	a cumulative amount of$ 110,000.

The accumulated amount of said advance will be reduced by deducting from the invoices of OXYS issued to AINGURA, in mutual agreement.

4.3.8	Each member, according to its own input in the contracts, shall be responsible for paying all taxes, duties and similar changes that may be levied in connection with the performance of the services, and shall carry out all necessary obligations towards the relevant fiscal authorities thereto.

FIVE. -          PERFORMANCE OF THE SERVICES AND PRODUCTS

5.1	ASSIGNMENT OF SERVICES

5.1.1	Both Parties shall be responsible for the performance of their respective tasks agreed in the relevant individual agreements, according to the terms and conditions agreed with the Client.

5.1.2	The allocation of the works of each project will be done specifically on each project, on the basis of this preliminary allocation performed by OXYS: 1T2020 75%, 2T2020 50%, 3T2020 35%, 4T2020 35% and 25% the rest of the duration of the agreement.

5.1.3	The performance of additional or complementary services shall be carried out by that Party specially designated by mutual agreement.

5.2	PERFORMANCE OF THE SERVICES

5.2.1	The services agreed to be performed jointly under the relevant individual agreements shall be performed in accordance to the terms and conditions agreed with the Client, with the individual agreement(s) and with this Agreement. In the event of inconsistency between the content of the agreements with the Client and the individual agreement(s) or this Agreement, the agreements with the Client shall prevail.

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5.2.2	In the event that it is deemed convenient, the Parties shall be entitled to enter into any contract by means of which they subcontract the performance of the services of which they are responsible for. In such a case, the Party shall assume all the obligations and liabilities that regarding those services result from the Contract with the client.

5.2.3	Each of the Parties shall assign for the performance of the services in relation to which it is responsible according to what it is stated in the previous Clause, all the material and personnel means that are necessary or convenient for the proper performance under the terms and conditions agreed with the Client and in the individual agreements.

5.2.4	In the event that a Party wants to subcontract all or part of the services for which ,it 1s responsible, it shall obtain the prior consent of the other Party. In such a case, the Party that has carried out the subcontracting shall be responsible before the other Party for the control and supervision of the subcontractor, and for the damages and prejudices derived from the performance of the subcontractor.

SIX. -          NON-COMPETITION CLAUSE

6.1.	Each Party undertakes to refrain from performing the professional activity of promotion or sale of identical or similar and/or concurrent or competitive goods or services to those of the other Party, in those Clients decided to be treated on an exclusive way, i.e. the clients listed in Annex This restriction shall be in full force and effect during the term of the Agreement, as well as for one (1) year from the date of expiration or termination of the Agreement with Clients having a contract in force with either of the Parties at the time of expiration or termination.

6.2	Either Party may pursue any client prospected but not having a contract in force at the time of expiration or termination of the Agreement.

SEVEN. -           INTELLECTUAL PROPERTY RIGHTS AND DISTINCTIVE SIGNS

The Parties recognize and accept that the performance of OXYS activity entitles it to use trademarks and distinctive signs such as brands, trade names, designs, logos, forms of advertising and any other intellectual property rights held by AINGURA.

In light of the above, while this Agreement is in force, the Company authorizes OXYS, on a non exclusive and non-transferable basis limited to promoting the obligations contained herein, to use said trademarks and distinctive signs at no charge.

OXYS authorizes AINGURA to use its address as the commercial and postal address of AINGURA while this agreement is in force. Both Parties expressly recognize that OXYS has no rights whatsoever in AINGURA's trademarks and distinctive signs and that it shall not acquire any rights arising from the promotion and execution of the Services and Products. If one Party detects any violations of the trademarks and distinctive signs for the other Party's of which it may learn, it shall provide the other Party with all the support necessary or required to stop or prevent future violations in relation to any right held by the Party in intellectual property.

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EIGHT. -           THE PARTIES' OBLIGATIONS

8.1	OXYS Obligations

While this Agreement is in force, OXYS in the performance of its professional activity shall act loyally and in good faith, safeguarding AINGURA 's interests at all times.

In particular, OXYS shall:

(i)	Act in mediating and promoting sales of the Services and Products, and co perform, as the case may be, the projects agreed under the relevant individual agreements.

(ii)	The Parties will hold regular meetings with a view to analyzing matters such as the status of the projects, customers and applications, new development or market possibilities, etc.

In particular, OXYS shall regularly inform Mr. Rafael Ibeas (Managing Director of AINGURA), to whom it shall send any information requested by the latter.

(iii)	Handle the negotiations of the transactions entrusted to him diligently, sending the orders placed to AINGURA for their acceptance, dispatch and conclusion, as the case may be.

(iv)	Provide the Company with any information he may have that is necessary for the adequate monitoring of the acts or transactions, the promotion entrusted to him hereunder and, in particular, any information regarding the solvency of the third parties with which the transactions are pending.

(v)	OXYS shall receive, on behalf of AINGURA any third-party claims regarding defects or flaws in the quality or quantity of the Services and Products sold and provided as a result of the transactions brought about, even if it has not concluded same, and shall send such claims, as soon as it becomes aware of same, to the Company, providing in such event full collaboration in the defense of the Company's legitimate interests. If collaboration is required of OXYS, AINGURA will pay upfront legal fees required.

(vi)	Indemnification of OXYS. AINGURA hereby agrees to indemnify and hold harmless OXYS and its present and future officers, directors, affiliates, employees and agents ("Indemnified Persons") from and against any and all claims, liabilities, losses and damages (or actions in respect thereof), in any way related to or arising out of the performance by such Indemnified Person of services under this Agreement that were performed following AINGURA's prior written express consent, and to advance and reimburse each Indemnified Person on a monthly basis for reasonable legal and other expenses incurred by it in connection with or relating to investigating, preparing to defend, or defending any actions, claims or other proceeding (including any investigation or inquiry) arising in any manner out of or in connection with such Indemnified Person's performance or non-performance under this Agreement (whether or not such Indemnified Person is a named party in such proceedings) following AINGURA's prior written express consent; provided, owever, that AINGURA shall not be responsible under this section for any claims, liabilities, losses, damages, or expenses to the extent that they are finally judicially determined to result from actions taken by such Indemnified Person that constitute willful misconduct or gross negligence.

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(vi)	Notify AINGURA, as soon as it learns of same, of any encroachment on, imitation, act or conduct against the intellectual property rights inherent to the Services and Products or to the Company, providing in such event, full collaboration to legitimately defend the Company's interests.

(vii)	Support AINGURA in the acceptance and collection of invoices to customers under this Agreement and, if necessary, to withhold the goods in relation to any order in respect of which the price has not been paid.

(viii)	Keep AINGURA regularly informed of the existence of potential customers and the situation of the market in which the Services and Products are sold. OXYS may keep the Company and the customers in contact directly.

(ix)	Inform the Company of any unforeseen circumstances beyond the control of the Parties that prevent, in whole or in part, effective compliance with the obligations assumed pursuant to the Agreement.

(x)	Execute a confidentiality agreement under the clauses, terms and conditions to be established by both Parties.

8.2	Obligations of the Company

In its relations with OXYS, the Company must act loyally and in good faith. In particular, AINGURA shall:

(i)	Make available to OXYS, sufficiently in advance and in an appropriate amount, all the documentation and information necessary to perform its activities and, in particular, the catalogs, price guidelines depending on the model and accessories and other technical information necessary to perform its activities in the context of this Agreement as instructed by the Company.

(ii)	Pay the Money in Advance, the Commission and the Fees agreed in the terms established in Clause Four above.

(iii)	Keep OXYS regularly informed of the satisfactory conclusion and, where applicable, of the sales transactions promoted by OXYS.

(iv)	Be responsible for any matters and activities that may occur after the sales such as the installation of the Services and Products and provision of services during and after the warranty period.

(v)	Where applicable, offer training and commercial or technical defense programs in relation to the projects to be co-performed, as the case may be, together with OXYS.

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NINE. -           CONFIDENTIALITY AND BUSINESS SECRETS

9.1	The Parties undertake from today and indefinitely following expiration or termination of this Agreement for any reason, not to disclose or use for their own or a third party's benefit, directly or indirectly, any commercial, technical or financial information that is not public or confidential, of which they may have learned as a result of the performance of this Agreement.

9.2	In particular, any information or documentation exchange between both Parties in the course of this Agreement shall be used exclusively for promoting and selling the Services and Products in performance of this Agreement. Any other use, unless authorized in writing beforehand by the other Party, shall not be permitted and shall entail a serious contractual breach of this Agreement.

TEN. -           ASSIGNMENT AND OUTSOURCING

OXYS may not assign or transfer to third parties the contractual position arising from this Agreement, or the rights and obligations hereunder, without the other Party's prior written consent.

The rights conferred on OXYS pursuant to this Agreement are personal, indivisible and nontransferable.

ELEVEN. -          PERSONAL DATA

11.	l Both OXYS and AINGURA undertake to keep all the information to which they have access pursuant to this Agreement completely confidential and to only supply it to personnel belonged to both companies. In particular, both OXYS and AINGURA undertake not to use the personal data obtained from the other Party or those which they have accessed, for purposes other than those set out herein and not to disclose such data, not even for storage purposes to other persons.

11.2	Likewise, both OXYS and AINGURA state that they have the necessary and appropriate technical and organizational measures to guarantee the security of the personal data to which they have access as a result of its relationship with the Company and avoid their alteration, loss, processing or unauthorized access.

11.3	Once the contractual relationship has ended, both OXYS and AINGURA undertake to return the processed personal data to the other Party and to destroy all copies of such data in its possession.

TWELVE.-       EARLY TERMINATION

Notwithstanding the provisions of Clause Two, this Agreement shall be terminated in advance at any time in the following cases:

(i)	Due to the special relationship on which this Agreement is based, if OXYS does not act in good faith or acts negligently or without caution in relation to the interests of AINGURA.

(ii)	Due to a mutual agreement in writing by the Parties.

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(iii)	Due to prior notice of termination in writing by any of the Parties, based on a serious breach of any of the obligations acquired by the other Party hereunder, without prejudice to the right of the nonbreaching Party to choose to continue with the Agreement and require the other Party to comply in full with its obligations, providing indemnification, in both cases, for the damage and loss caused by such breach and payment of interest.

In such an event, the breaching Party shall have thirty (30) calendar days to remedy the situation. If following this term, in the opinion of the nonbreaching Party, the breaching Party has not put a stop to its conduct or remedied the cause of the breach, the nonbreaching Party shall be entitled to bring any action to which it may be entitled to pursuant to law.

(iv)	Due to the effective cessation of OXYS activity.

(v)	Failure of AINGURA to make timely payments to OXYS as outlined in this Agreement.

THIRTEEN. -          EFFECTS OF EXPIRATION OR TERMINATION OF THE AGREEMENT

The expiration or termination of this Agreement, for any reason and at any time, shall have the following effects:

13.1	The rights and obligations of the Parties generated before that date shall not be affected.

13.2	The Clauses of this Agreement that are applicable despite its expiration or termination, shall continue in force and shall be observed by both Parties.

13.3	OXYS shall return within a term of fifteen (15) calendar days all of the catalogs, material and technical and commercial information provided by the Company or even that generated by OXYS in relation to the same.

FOURTEEN. - NOTICES

Unless stipulated otherwise, all important notices must be in writing. The Parties establish as their addresses for notification purposes the addresses first above written. Both Parties may change their address by sending a written communication in this regard to the other Party.

FIFTEEN.-       APPLICABLE LAW

This Agreement shall be governed by and interpreted according to its own terms and the legislation ofthe Kingdom of Spain.

SIXTEEN. -           DISPUTE RESOLUTION

All disputes arising out of or in connection with the present Agreement shall be settled under the Rules of Arbitration of the International Chamber of Commerce (ICC) by one (1) arbitrator appointed in accordance with the said Rules. The place of arbitration shall be New York (NY, USA) and the language of arbitration shall be English. The arbitration award shall be final and binding upon both Parties

SEVENTEEN. -           INSURANCES

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Each Party shall hire and maintain an insurance policy against the risks, and for the coverage, as specified in the signed individual contracts, as the case may be.

EIGHTEEN. -           FINAL PROVISIONS

18.1	This Agreement and its Annex constitute all the agreements entered into by the Parties in relation to the subject-matter of the Agreement and supersede any other verbal or written agreements existing to date which the Parties deem concluded and satisfied.

18.2	No modification or amendment to this Agreement shall be valid unless made in writing and signed by each Party.

18.3	The Annex forms part of this Agreement and any modification thereof shall also be agreed in writing and signed by both Parties.

18.4	The headings of the clauses of this Agreement have been inserted for ease of reference.

18.5	Should all or any part of any of the clauses of this Agreement be held null and void or invalid only that clause or portion thereof shall be affected thereby. The Agreement shall otherwise continue to be valid and shall be construed as if the null and void or invalid clause or portion thereof did not exist. For such purposes, only the null and void or invalid provision of the Agreement shall be rendered invalid, and no other portion or provision of this Agreement shall be rendered void or invalid, or impaired or affected as a result, unless deletion of the provision would result in such a material change so as to affect the entire Agreement.

18.6	The waiver by either Party to request exact compliance with the terms of this Agreement shall not constitute, under any circumstances, a waiver of the rights to which that Party is entitled hereunder.

In witness whereof the Parties have signed this Agreement and its Annex in two (2) counterparts, as one and the same agreement in the place and on the date first above written.

/s/ Imanol Kapanaga

For and on behalf of

AINGURA IIOT, S.L.

Mr. Imanol Kapanaga

/s/ Clifford L. Emmons

For and on behalf of

IIOT-OXYS, Inc.

Mr. Clifford L. Emmons

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